Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Company)
STANDING PROXY/AUTHORISATION

The undersigned (Grantor), of One Time Warner Center, New York, NY 10019, a holder of 23,700,000 shares of Class A Common Stock in the Company (the “Shares”), HEREBY APPOINTS each director of the Company from time to time who is “independent” (as determined under Part 229.407 of Title 17 of the United States of America Code of Federal Regulations), acting personally or through such director’s attorney appointed pursuant to a power of attorney in the form, or substantially in the form, as that set out in Schedule 2 hereto, each of them to be the Grantor's agent and standing proxy/representative to personally represent the Grantor and to vote the Shares on the Grantor's behalf at any General Meeting of the Company (including, for the avoidance of doubt, any class meeting of holders of shares of Class A Common Stock) in accordance with the voting instructions set out at Schedule 1 hereto and, on the Grantor's behalf, to consent to short notice of such meeting, such agency and proxy/authorisation to remain effective for 12 months from the date hereof or if prior to such date the Grantor ceases to hold such Shares, until such time as the Grantor ceases to be registered as the holder of the Shares. Notwithstanding the foregoing, none of the rights otherwise set out herein are bestowed where a General Meeting of the Company has been convened to vote in respect of, amongst any other matters that may also be discussed at such General Meeting, a “Change of Control Event” (as defined below).
This standing proxy/authorisation shall also terminate if the Grantor and its Affiliates cease to Beneficially Own the majority of the voting equity securities of the Company.
For the purposes of this standing proxy/authorisation:
(i) A “Change of Control Event” means (in each case, in one transaction or a series of related transactions): (i) any merger, consolidation, amalgamation, tender offer, recapitalisation, reorganisation, scheme of arrangement or any other transaction resulting in the shareholders of the Company immediately before such transaction owning, directly or indirectly, less than a majority of the aggregate voting power of the resultant entity, or (ii) any sale, transfer or exclusive license of all or substantially all of the assets of the Company”.
(ii) “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
(iii) “Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date hereof); provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions.
(iv) “Person” means an individual, partnership, corporation, limited company, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.
The Grantor hereby revokes the appointment of any previous standing proxy/authorisation made by an instrument executed by the Grantor.

Dated	April 25, 2018_________________________
[Print Name of Grantor]	Time Warner Inc. ____________________
[Print Name and Title of Signatory]	Priya Dogra, Senior Vice President, Mergers & Acquisitions________________________
Signature	/s/ Priya Dogra

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Schedule 1
Voting Instructions
When exercising any right to vote in connection with this standing proxy/authorisation, reference is made to Bye-Law 72 of the Bye-Laws of the Company, which provides that where a person is entitled to more than one vote on a poll, such person need not use all such votes or use such votes in the same way.
Accordingly, the person(s) exercising the right to vote in connection with this standing proxy/authorisation shall ensure in so far as is possible that such votes are cast to reflect the proportions of votes cast excluding those that are the subject of this standing proxy/authorisation and any standing proxy/authorisation granted by Time Warner Media Holdings B.V. pursuant to the Letter Agreement among Time Warner Inc., Time Warner Media Holdings B.V. and the Company dated April 25, 2018.

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Schedule 2
Power of Attorney
[Document to Follow]

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BY THIS POWER OF ATTORNEY dated	20
PARTIES
I, [Name], (Grantor) in my capacity as a proxy holder in respect of _________ shares of Class A Common Stock (Shares) in Central European Media Enterprises Ltd. dated _________ (Proxy) hereby appoint [Name] [care] of to be my attorney (Attorney) and in my name and on my behalf to do and execute all or any of the certain acts, documents, deeds and things I may do as holder of, and in accordance with, the Proxy.
BACKGROUND

(A)	By virtue of the Proxy, I am entitled to exercise certain rights and powers in connection with the Shares, as more fully set out therein.

(B)	I now wish to appoint the Attorney to assist me in exercising the powers conferred by the Proxy in the manner set out herein.
OPERATIVE TERMS

1.	INTERPRETATION
In this Power of Attorney the headings are inserted for convenience and reference only and shall have no legal effect, nor shall they affect in any way the construction of any clause contained herein. Defined terms used shall, unless otherwise defined herein, have the meaning ascribed to them in the Proxy.

2.	EFFECTIVE DATE FOR POWER OF ATTORNEY
This Power of Attorney shall have effect immediately and shall remain in effect until revoked as provided for herein or upon the expiration or termination of the Proxy.

3.	POWERS OF ATTORNEY
The powers hereby given by this Power of Attorney are to do and execute all or any of the certain acts, documents, deeds and things I may do as holder of, and in accordance with, the Proxy, subject to and in accordance with the terms of the Proxy, including, for the avoidance of doubt, the voting instructions set forth therein.

4.	ACTIONS OF ATTORNEY TO BE VALID
I hereby declare that everything which my Attorney shall do or cause to be done in pursuance to this Power of Attorney shall be valid and effectual to the fullest extent permitted by applicable law.

5.	EXCLUSION OF LIABILITY
My Attorney shall not be liable for any loss, liability or expense of any nature, either direct or indirect arising out of his duties as my Attorney, except as a result of the gross negligence (as understood under the law of the State of Delaware), wilful default, fraud or dishonesty of such Attorney.

6.	REVOCATION OF POWER OF ATTORNEY

6.1	It shall be lawful for me at any time to revoke this Power of Attorney by notice in writing to my Attorney delivered to the last known address of my Attorney.

6.2	Forthwith upon delivery in manner aforesaid of such notice in writing the powers granted herein shall cease to be exercisable by my Attorney.

7.	MASCULINE INCLUDES FEMININE
In this Power of Attorney words importing the masculine shall include the feminine and neuter genders and the singular shall include the plural and vice versa.

8.	GOVERNING LAW
This Power of Attorney shall be governed by and construed according to the laws of Bermuda.

IN WITNESS WHEREOF the Grantor has duly executed this Power of Attorney as a Deed on the date stated at the beginning of it.

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SIGNATORIES

SIGNED as a deed by [NAME] in the presence of: _____________________________	) ) )	__________________________
) )
Witness signature
Name:
Address:
Occupation:

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